Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173146 on Form S-8 of our report dated June 21, 2012, relating to the financial statements and supplemental schedules of the GapShare Puerto Rico Plan, appearing in this Annual Report on Form 11-K of the GapShare Puerto Rico Plan for the plan year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 21, 2012